AEP Industries Inc. Reports Fiscal 2015 First Quarter Results

MONTVALE, N.J., March 12, 2015 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2015.

Net sales for the first quarter of fiscal 2015 increased $2.9 million, or 1%, to $275.4 million from $272.5 million for the first quarter of fiscal 2014. The increase was the result of a 4% increase in average selling prices partially offset by a 2.5% decrease in sales volume compared to the same period in the prior fiscal year.

Gross profit for first quarter of fiscal 2015 was $32.6 million, an increase of $8.0 million, or 32%, compared to the comparable period in the prior fiscal year. Excluding the positive impact of the LIFO reserve change of $11.3 million during the periods, an increase in depreciation expense of $1.3 million and an increase in share-based compensation costs associated with the Company's performance units of $0.3 million, gross profit decreased $1.7 million resulting primarily from decreased volumes sold and higher manufacturing costs, including health costs, partially offset by improved material margins.

Operating expenses for the first quarter of fiscal 2015 were $27.0 million, an increase of $0.7 million, or 3%, compared to the same period in the prior fiscal year primarily due to an increase in share-based compensation costs associated with the Company's performance units, partially offset by a decrease in delivery expenses primarily due to lower volumes sold and a decrease in salaries expense due to headcount reduction.

Brendan Barba, Chairman, President and Chief Executive Officer of the Company, said, "We believe that the improvement in our gross profit in the fiscal first quarter reflects the beginnings of a more reasonable resin price environment. Although disappointing, the reduction in sales volume was expected due to customers' need to destock inventory in an environment of declining costs. We expect customer destocking activities to continue if resin prices further decline. This development would jeopardize our stated guidance that we would achieve a 3% volume gain in fiscal 2015. We remain confident in the steps we have taken to position the Company for future growth."

Net income (loss) for the three months ended January 31, 2015 was net income of $0.5 million, or $0.09 per diluted share, as compared to a net loss of $3.7 million, or $(0.67) per diluted share, for the three months ended January 31, 2014.

Adjusted EBITDA (defined below) was $6.6 million in the current quarter as compared to $7.5 million for the three months ended January 31, 2014.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2015	Fiscal 2014
	(in thousands)	(in thousands)

Net income (loss)	$ 476	$ (3,727)
Provision (benefit) for income taxes	181	(2,637)
Interest expense	4,916	4,783
Depreciation and amortization expense	9,014	7,776
(Decrease) increase in LIFO reserve	(9,362)	1,874
Other non-operating income, net	-	(87)
Share-based compensation	1,326	(450)
Adjusted EBITDA	$ 6,551	$ 7,532

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 13, 2015, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 93586858. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase by North American resin producers in future years and its impact on future resin pricing; the ability to pass raw material price increases to customers in full or in a timely fashion; the ability to implement non-resin price increases with customers; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment and limited contractual relationships with customers. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)
	For the Three Months Ended January 31,
	2015	2014
NET SALES	$275,439	$272,517
COST OF SALES	242,875	247,933
Gross profit	32,564	24,584
OPERATING EXPENSES:
Delivery	11,617	12,018
Selling	8,603	8,658
General and administrative	6,771	5,576
Total operating expenses	26,991	26,252
Operating income (loss)	5,573	(1,668)
OTHER (EXPENSE) INCOME:
Interest expense	(4,916)	(4,783)
Other, net	—	87
Income (loss) before (provision) benefit for income taxes	657	(6,364)
(PROVISION) BENEFIT FOR INCOME TAXES	(181)	2,637
Net income (loss)	$476	$(3,727)

BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.09	$(0.67)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$0.09	$(0.67)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com